Exhibit 3.02(i)

AMENDMENT TO THE OPERATING AGREEMENT

THIS AMENDMENT TO THE FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT dated as of November 30, 2012 (as amended from time to time, the “Agreement”) of Aspect FuturesAccess LLC (this “Amendment”) is made as of April 9, 2018 by Merrill Lynch Alternative Investments LLC, a Delaware limited liability company (the “Sponsor”), and the Investors.  Capitalized terms used herein, but not defined, shall have the same meanings assigned to them in the Agreement.

WHEREAS, the Sponsor and the Investors entered into the Agreement; and

WHEREAS, the Sponsor wishes to amend the Agreement with effect as of April 9, 2018 pursuant to Section 10.03 of the Agreement as follows.

NOW IT IS HEREBY AGREED as follows:

1.	Section 5.02 of the Agreement shall be deleted in its entirety and replaced with the following:

“The Sponsor is hereby authorized and empowered to carry out and implement any and all of the objectives and purposes of this FuturesAccess Fund, including and without limiting the generality of the foregoing:

(a)
to place capital under the management of, and withdraw capital from, the discretionary control of the Trading Advisor; provided, that this FuturesAccess Fund shall not retain any other Trading Advisor (although the Sponsor may dissolve this FuturesAccess Fund at any time);

(b)	to engage attorneys, accountants, agents and other persons as the Sponsor may deem necessary or advisable;

(c)
to open, maintain and close accounts, interest bearing and non-interest bearing accounts, with banks, brokers, dealers, counterparties or other persons (in each case, including affiliates of the Sponsor) and to pay the customary fees and charges applicable to transactions in, or the maintenance of, all such accounts; and

(d)
to enter into, make, execute and perform such contracts, agreements and other undertakings as the Sponsor may deem necessary, advisable or incidental to the conduct of the business of this FuturesAccess Fund.”

2.	Except as specifically amended herein, the Agreement is, and shall continue to be, in full force and effect and is hereby in all respects ratified and confirmed.

3.	The governing law, counterparties, method of execution, rules of interpretation, notice and other procedural provisions set forth in the Agreement shall be equally applicable to this Amendment.

* * * * * * *

IN WITNESS WHEREOF the parties hereto have entered into this Amendment as of April 9, 2018.

SPONSOR:	INVESTORS:

Merrill Lynch Alternative Investments LLC	By:	Merrill Lynch Alternative Investments LLC
Attorney‑in‑Fact

By: /s/ Ninon Marapachi_______________	By:	/s/ Ninon Marapachi_______________
Name: Ninon Marapachi		Name: Ninon Marapachi
Title: Authorized Signatory Dated: April 11, 2018		Title: Authorized Signatory Dated: April 11, 2018